Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Perrigo Company plc 2019 Long-Term Incentive Plan and the Perrigo Company plc 2026 Long-Term Incentive Plan of Perrigo Company plc our reports dated February 26, 2026, with respect to the consolidated financial statements of Perrigo Company plc and the effectiveness of internal control over financial reporting of Perrigo Company plc included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
May 5, 2026